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                                                                    EXHIBIT 99.1


           KRISPY KREME TO INCREASE OWNERSHIP IN WISCONSIN, MINNESOTA
                             AND COLORADO FRANCHISE

WINSTON-SALEM, NC (AUGUST 28, 2002) - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that it would increase company ownership from approximately 30% to 75% in Glazed Investments, LLC, the area developer franchisee that holds development rights for Wisconsin, Minnesota and Colorado. The remaining 25% will be held primarily by Glazed Investments' management. The Company did not disclose the purchase price but did indicate that it expects the acquisition to be modestly accretive to earnings in the current fiscal year.

Scott Livengood, the Company's Chairman, President and Chief Executive Officer said, "Due to the unprecedented success of our area developer franchise model, we have continued to take larger equity positions in markets throughout the country. The joint venture model, in which our area developer partner owns a significant minority stake, has proven to be a highly effective way for Krispy Kreme to develop new markets. Our initial expansion into Wisconsin, Minnesota and Colorado was extremely successful, setting two of the last four new store first week sales records in Denver and Minneapolis. We are very excited about the tremendous growth opportunity in these markets in both on-premises and off-premises channels."

Larry Jaro, Chief Executive Officer of Glazed Investments, will continue to oversee day-to-day operations of the group, which currently operates 6 Krispy Kreme factory stores and 3 commissaries, and plans to open an additional 19 stores over the next four years in the Denver, Minneapolis and Milwaukee markets. Mr. Jaro echoed Livengood's sentiments, saying, "We are extremely excited about Krispy Kreme's growing interest in Glazed Investments. Everyone in our organization will be completely focused and dedicated to the Krispy Kreme business. Due to that single focus, what has already been a very successful venture will prove to be even greater."

Krispy Kreme will broadcast its second quarter earnings call via the Internet on Thursday, August 29, 2002. Scott Livengood, the Company's Chairman, President and Chief Executive Officer, John Tate, Chief Operating Officer and Randy Casstevens, Chief Financial Officer will discuss the financial results for the second quarter ended August 4, 2002.

A news release outlining the financial results will be publicly distributed prior to the call early Thursday morning. The call will begin at 9:00 a.m. Eastern Time and will last approximately one hour. Investors have the opportunity to listen to the conference call live via the Internet at www.krispykreme.com. To listen, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. A replay will be available shortly after the call.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original Glazed. Krispy Kreme currently operates 236 stores in 34 states and Canada. An estimated 5 million Krispy Kreme doughnuts are made everyday and more than 2 billion are produced each year. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, competition and numerous other factors discussed in Krispy Kreme's periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission.